Exhibit 4(g)

                                 LEASE AGREEMENT
                                 ---------------

     THIS LEASE AGREEMENT made and entered into this 4th day of December, 1998, by and between NP#2, LLC, a Utah limited liability company, hereinafter referred to as the "Landlord", and Laser Corporation, a Utah corporation, hereinafter referred to as the "Tenant":

                               W I T N E S S E T H

     Article 1. PREMISES AND TERM. Landlord hereby leases and by these presents does lease and demise to the Tenant, and the Tenant does lease and take from the Landlord, the premises described on Exhibit "B" attached hereto, consisting of approximately 32,275 square feet of office/production/warehouse space, the Demised Premises, situated in the building to be erected on the property described on Exhibit "A" attached hereto, together with all the easements, rights, privileges and appurtenances thereunto belonging or in any way appertaining to the Demised Premises.

     TO HAVE AND TO HOLD the said Demised Premises, together with all and singular the improvements, appurtenances, rights, privileges and easements thereunto belonging to or in anywise appertaining, unto Tenant for a term commencing as of the date set forth herein under Article 3 and continuing thereafter to and including the date ten (10) years from the first day of the first month immediately following such commencement date, subject, however, to extension and renewal if hereafter provided. When the date of commencement of the term has been determined, Landlord and Tenant may enter into in agreement in recordable form setting forth such date at the request of either the Landlord or the Tenant.

     Article 2.  CONSTRUCTION OF IMPROVEMENTS.
     ----------  -----------------------------

     A. Building and On-Site Improvements. Landlord agrees, at Landlord's sole cost and expense, to construct a building shell and on-site improvements, in accordance with the plans which have been attached hereto and incorporated herein as Exhibits "A" and "B", and initialed by the parties, which plans the parties have carefully reviewed and specifically approved. Excluding any improvements needed to fulfill Tenant's specific needs (i.e. argon and nitrogen tanks, water treatment system and related accessors, screening, interior improvements above a building shell finish, etc.) construction of the building shell and all on-site improvements shall be done and made at the sole expense of Landlord, including the implementation of utilities roughed into the building.

     B. Tenant Improvements. Landlord agrees to construct or cause to be constructed the Tenant Improvements within the Demised Premises ("Tenant
Improvements"), for the benefit of Tenant in accordance with the plans and specifications to be prepared by Stonehocker Architect, which plans and specification the parties will complete no later than January 15, 1999. Upon completion of the Tenant Improvement plans, the parties shall carefully review and specifically approve said plans prior to contractor's bids and subsequent commencement of construction. Following the completion and approval of said plans and specifications, Landlord shall obtain bids from a minimum of three (3) reputable general contractors to accomplish the Tenant Improvements, following which, Landlord and Tenant shall determine which general contractor will be hired to complete the Tenant Improvements and award the bid, All contracts for construction shall be solely between Landlord and such selected contractor. Landlord shall provide to Tenant a copy of the Construction Contract and shall provide, following the completion of the Tenant Improvements, a specific accounting of all expenditures actually made and incurred.

     C. Cost of Tenant Improvement. The minimum rent defined in Article 7. RENT hereinbelow contemplates and takes into consideration the subject Demised Premises being leased to Tenant in a finished condition with the inclusion of Landlord's financial participation in the Tenant Improvements to the Demised Premises to the extent of and in the amount of FIVE HUNDRED TWENTY THOUSAND DOLLARS ($520,000.00), hereinafter referred to as "Landlord's Participation
Budget." Said allowance shall be used for the construction of interior improvements, construction management fee (10%), space planners and consultants, architectural and engineering fees for Tenant Improvements, a separate and dedicated HVAC system, and the design and actual distribution of the electrical system specific to Tenant's requirements.

     D. In the event the actual cost of the Tenant Improvements is less than anticipated, whereby Landlord's contribution toward the Tenant Improvements is less than $520,000, the savings experienced by Landlord shall be passed on to Tenant in the form of rental abatement in the first months of the lease term. In the event the actual cost of the Tenant Improvements, as agreed to by Tenant during the bid process or as pre-approved by Tenant thereafter, exceeds the Landlord's Participation Budget, Tenant shall:

a. reimburse Landlord for all cost exceeding the Tenant Improvement Allowance in a lump sum payment to be made by Tenant to Landlord upon the completion of the Tenant Improvements.

                                       OR

b. At Tenant's option, Landlord shall provide up to an additional $30,000 in excess of the $520,000 Tenant Improvement Allowance specified hereinabove with such excess (not to exceed $30,000) reimbursed to Landlord as additional minimum rental over the ten (10) year primary lease term at an annual amortization interest rate of ten and one-half percent (10-1/2%). The formula to convert the excess Tenant Improvement Allowance to additional rent shall be as follows:

                  Excess  Tenant  Improvement  Costs  (not to exceed  $30,000)
                  x.1619          (10 year  amortization  constant at 10-1/2%)
                  ------------------------
                  Additional Rent per year
                  -:- 12
                  ------------------------
                  Additional rent per month

Example:
                  $30,000.00          Excess Tenant Improvement Costs
                  x    .1619         (10 year amortization constant at 10- 1/2%)
                  ----------
                  $ 4,857.00          Additional rent per year
                  -:-     12
                  ----------
                  $   404.75          Additional rent per month
                  ----------

The additional rental shall be added to the rental specified in Article 7. Rent hereinbelow, implemented by an Amendment to the Lease to be entered into between Landlord and Tenant following completion of the construction of the Tenant Improvements. NOTE: The Landlord's maximum participation for Tenant Improvements shall not exceed FIVE HUNDRED AND FIFTY THOUSAND DOLLARS AND NO CENTS ($550,000.00). Any amount exceeding such limit shall be reimbursed by Tenant to Landlord in the form of lump sum payment at the completion of the construction of the Tenant Improvements.

     Article 3. TENANT'S POSSESSION. The term of this Lease shall commence when the Landlord delivers to Tenant, in a condition ready for occupancy, possession of the Demised Premises described on Exhibit "B" located in the building to be constructed by the Landlord. Tenant shall accept possession of the said improvements when they are ready for occupancy. The words "ready for occupancy" are defined for this purpose to mean the date upon which the construction work referred to in Article 2 is substantially completed in accordance with the plans and specifications referred to therein, (excluding completed landscaping and asphalt work - both weather related), Tenant's inspection and reasonable approval of the substantial completion of the Demised Premises and a Certificate of Occupancy (permanent or temporary) has been issued by the appropriate governmental officials. Landlord shall use best reasonable efforts to provide Tenant's occupancy by April 15, 1999, conditioned upon the following.

a.       Execution of this Lease Agreement by December 4, 1998.

b.       With Tenant's  supportive  and timely  input,  completion of the Tenant
         Improvement plans by the Landlord's architect, to be completed by January 15, 1999.

c. The award of the Tenant Improvement buildout contract to a general contractor by January 31, 1999.

d.       West Valley City's issuance of a Tenant  Improvement permit by February
         1, 1999.

e.       Commencement of interior improvements by February 1, 1999.

     If,  subject  to the  requirements  and dates set forth in this  Article 31
Landlord fails to deliver possession of the Demised Premises to Tenant in accordance herewith on or before April 30, 1999, and Tenant is forced to holdover its existing lease, Landlord shall participate in Tenant's increase in the Net/Net/Net rent actually incurred under Tenant's existing lease due to Tenant's holdover under such existing lease (the "Holdover Rent"). For example, if Tenant is obligated to pay $10,000 in holdover Net/Net/Net rent per month in addition to the amount of monthly Net/Net/Net rent already due under Tenant's existing lease, such additional amount shall constitute and be defined herein as the "Holdover Rent." Landlord shall participate in Tenant's Holdover Rent for the period commencing on May 1, 1999, and continuing each month thereafter until Landlord delivers possession of the Demised Premises to Tenant in accordance herewith, but only up to a maximum of $ 10,000 per month and only for the Holdover Rent. Thus, if the monthly Holdover Rent is less than $10,000, Landlord shall only pay such lesser amount. Landlord shall pay the Holdover Rent due hereunder in the form of granting Tenant reduced rent at the commencement of the term of this Lease, once Tenant has taken possession of the Demised Premises and the term hereof has commenced in accordance with the terms of this Lease. Further, if Landlord is obligated to participate in the Holdover Rent hereunder, the term of this Lease shall automatically be extended for the same period of weeks or months during which Landlord actually participated in Tenant's Holdover Rent.

     In the event the Landlord has not delivered possession of the Demised Premises to Tenant, (assuming strict adherence to the above-specified dates) within seven (7) months following the execution of this Lease, Tenant shall have the right to terminate this Lease with the provision of written notice so stating provided to Landlord within ten (10) days of the expiration of the said seven (7) month period, a which neither Landlord or Tenant shall have any further rights or obligations under the subject Lease,

     Article 4.  OBLIGATIONS OF TENANT AND LANDLORD.
     ----------  -----------------------------------

     4.1 Property Taxes. Subject to Tenant's reimbursement, Landlord shall pay, in a timely manner, all taxes, and assessments lawfully levied or assessed against the building or buildings or any part thereof. Tenant shall reimburse Landlord, within ten (10) days from the date Landlord submits to Tenant a statement setting forth the amount due Landlord under the provisions of this paragraph, for such real property taxes and assessments due on the Demised Premises as additional rent hereunder. Tenant shall pay 1/ 12 of the estimated annual taxes in advance each month in addition to the minimum rental payment due hereunder.

     Landlord may dispute and contest the real property taxes and assessments on the Demised Premises. Tenant may, at its sole cost and expense, after it has paid Landlord in full any taxes or assessments due hereunder, upon fifteen (15) days prior written notice to Landlord, contest with the appropriate governmental authority such tax or assessment. Tenant shall be entitled to any refund of any tax or penalty paid by Tenant, or paid by Landlord and reimbursed by Tenant to Landlord. (See Lease Rider "A" Building Expenses attached hereto and incorporated herein.)

     4.2 Personal Property Taxes. Tenant shall additionally pay, when due, all personal property taxes and license fees levied and assessed against the Demised Premises during the term of this Lease. Nothing contained in this Lease shall require or be construed to obligate the Tenant to pay any franchise, excise, corporate, estate, inheritance, succession, capital levy or transfer tax of the Landlord, or any income, profits or revenue tax upon the income of the Landlord, provided, however, that in any case where a tax may be levied, assessed or imposed upon Landlord for the privilege of renting or leasing the Demised Premises or which is based upon the rental revenue derived therefrom, Tenant shall pay to Landlord as additional rent hereunder the amount of said tax, but in no event shall the Tenant be obligated to pay an amount greater than that which would be payable if the Demised Premises were the only asset of the Landlord.

     4.3 Tenant's Insurance. The Tenant shall, during the entire term of this Lease, at the Tenant's sole cost and expense, but for the mutual benefit of the Landlord and Tenant, maintain general public liability insurance against claims for personal injury, death or property damage occurring upon, in or about the entire property described oil Exhibit "B" attached hereto and on, in or about the adjoining streets and passageways, such insurance to afford protection to the limit of not less than $1,000,000 in respect to injury or death to a single person, and to the limit of not less than $2,000,000 in respect to any one accident, and to the limit of not less than $250,000 in respect to property damage or a combined single limit policy not less than $2,000,000 per occurrence. All policies shall name Landlord and the mortgagee of the property as an additional named insured, as their interest may appear. The initial mortgagee shall be Key Bank Corporation.

     Tenant shall also provide insurance coverage to the extent of the full replacement value covering all of Tenant's property, fixture, equipment, tools, improvements, stock, goods, wares or merchandise, that it may have in or on or about the Demised Premises.

     Other Forms Of insurance may be reasonably required to cover future risks against which a prudent Tenant would protect itself.

     All policies of insurance provided for herein shall be issued by insurance companies with a general policy holder's rating of not less than A and a financial rating of AAA, as rated in the most current available "Best's Guide" Insurance Reports, and qualified to do business in the state of Utah.

     The policies for the foregoing insurance shall provide that the proceeds thereof shall be payable to the Tenant and to the Landlord, as their respective interests may appear. Said required Tenant insurance covet age shall be verified to the Landlord by an insurance carrier in the form of either a certified copy of the. policy or other written verification of insurance coverage acceptable to Landlord and the lending institution for the Demised Premises. Such insurance policies shall provide that Landlord be given thirty (30) days written notice prior to any cancellation or alteration of any policy.

     To the extent that Tenant fails to provide the foregoing insurance, either hazard or liability, Tenant shall be responsible to Landlord, as his interest appears, for such damage that would have been insured by said policies but for Tenant's failure to obtain such insurance.

     4.4 Landlord's Insurance. Subject to Tenant's reimbursement, Landlord shall provide fire, lightning, and extended coverage ("all risk") insurance and such additional insurance coverage as may be required by Landlord's mortgagee (including loss of rents insurance) on the Demised Premises for the full replacement value thereof or such value as is required by Landlord's mortgagee, whichever is greater, against such loss. Tenant shall reimburse Landlord as additional rental hereunder, for such insurance premium costs within ten (10) days from the date Landlord submits to Tenant a statement setting forth the amount due Landlord under the provisions of this paragraph. Tenant shall pay 1/12 of the estimated annual building insurance premium in advance each month along with the minimum rental payment. (See Lease Rider "A" Building. Expenses attached hereto and incorporated herein.)

     4.5 Subrogation. Landlord and Tenant shall indemnify, defend and hold the other harmless from all claims arising from the other's use of the Premises or the conduct of its business or from any activity, work or thing done, permitted or suffered by the other on or about the Premises, the Building, the Project or the Common Areas. Landlord and Tenant shall further indemnify, defend and hold the other harmless from all claims arising from any act, neglect, fault or omission of the other or the agents, representatives or employees of Landlord or Tenant, and from and against all costs, attorneys' fees, expenses and liabilities incurred in or about such claim or any action or proceeding brought thereon. In case any action or proceeding shall be brought against Landlord or Tenant by reason of any such claim, Landlord or Tenant, upon notice from the other, shall defend the same at its expense. All of the insurance policies required hereunder pertaining to the Demised Premises shall contain an endorsement by the respective insurance carriers waiving any and all rights of subrogation against Landlord or Tenant, a copy of which endorsement or endorsements, or evidence thereof by way of certificate shall be furnished to the other.

     4.6 Assumption of Risk. Anything herein to the contrary notwithstanding, after the commencement of the term as provided in Article 3, the Tenant and Landlord assume full risk of damage to their property, fixtures, equipment, tools, improvements, stock, goods, wares or merchandise, that they may have in or on or about the Demised Premises, resulting from events of force majeure, including but not limited to, fire, lightning, extended coverage perils, flood and any catastrophe, regardless of cause or origin. The Landlord or Tenant shall not be liable to the other or anyone claiming by, through or under the other, including Tenant's or Landlord's insurance carrier or carriers, for any loss or damage resulting from fire, lightning or extended coverage perils or from an act of God. Landlord or Tenant shall not be liable to the insurance carrier for damages insured against, either directly or by way of subrogation.

     Article 5. TENANT'S USE. The Tenant may use the Demised Premises for conducting its light manufacturing, sales and service business. Tenant shall use the Demised Premises only for lawful and proper purposes, which are permissible under applicable law (including under applicable zoning laws). Tenant shall not make any use of the Demised Premises which will cause cancellation of any insurance policy covering the same and shall not keep or use on the Demised Premises any article, item, or thing which is prohibited by the terms of the hazard insurance policy covering the improvements. Tenant shall not commit any waste upon the Demised Premises and shall not conduct or allow any business, activity or thing on the Demised Premises which is or becomes unlawful, prohibited, or a nuisance or which may cause damage to Landlord, to occupants in the vicinity, or to other third parties. Tenant shall comply with and abide by all laws, ordinances, and regulations of all municipal, County, state and federal authorities which are now in force or which may hereafter become effective with respect to use and occupancy of the Demised Premises.

     Tenant represents to Landlord that neither Tenant or any affiliates of Tenant will unlawfully generate, store or dispose of any Hazardous Substances (as defined below) at or in the area of the Demised Premises and Property.

     Tenant covenants with Landlord: a) to prohibit any unlawful generation, storage or disposal of Hazardous Substances at the Demised Premises, b) to deliver promptly to Landlord true and complete copies of all notices received by Tenant from any governmental authority with respect to the generation, storage or disposal by Tenant of Hazardous Substances (whether or not at the Demised Premises); and c) to permit entry onto the Demised Premises by Landlord of Landlord's representative(s) at any reasonable time to veii1y Tenant's compliance with the foregoing.

     Tenant agrees to indemnify and defend Landlord (with legal counsel reasonably acceptable to Landlord) from and against any costs, fees or expenses (including, without limitation, cleanup expenses, third party claims and environmental impairment expenses and reasonable attorneys' fees and expenses) incurred by Landlord in connection with Tenant's generation, storage, or disposal of Hazardous Substances at or near the Demised Premises in accordance with the foregoing and with Tenant's compliance with the foregoing representations and covenants. This indemnification by Tenant shall survive termination or expiration of this Lease.

     "Hazardous Substances" shall mean (i) hazardous substances as defined in the Comprehensive Environmental Response, Compensation and Liability Act, as amended, (ii) "PCBs", as defined in 40 C.F.R. 761 et seq. and "TCDD" as defined in 40 C.F.R. 755 et seq. (or in either case analogous regulations promulgated under the Toxic Substances Control Act, as amended), (iii) "asbestos" as defined in 29 C. F. R. 19 10. 1001 et seq. (or analogous regulations promulgated under the Occupational Safety and Health Act of 1970, as amended), and (iv) waste oils and other petroleum hydrocarbon compounds.

     In the event Tenant's business, or use of the Demised Premises, should require the legal storing of barrels, drums and other storage containers, Tenant covenants with Landlord to provide Landlord no less often than every six (6) months with a complete and accurate list of all storage containers, chemical inventories and quantities. Such inventory list shall be updated by Tenant to Landlord semi-annually and certified as a true and correct inventory.

     Additionally, Tenant shall supply Landlord with a container and contents disposal plan acceptable to Landlord or in the alternative, a bond payable to Landlord to fund the disposal and discardment of all chemicals and/or storage containers located on or about the Demised Premises. Said bond shall be used by Landlord in the event Tenant fails to properly dispose of such containers and chemicals.

     Tenant covenants with Landlord to store all chemical containers in a safe and secure manner either inside the Demised Premises or within a secured fenced area, so as not to cause a nuisance to Landlord and other tenants in the proximity of the Demised Premises, and to prevent the unlawful infiltration of chemicals and container discardment by others.

     Article 6. POSSESSION. Possession of the Demised Premises shall be delivered to the Tenant as herein provided, free and clear of all Tenants and occupants and the rights of either. The Demised Premises shall also be free of liens, encumbrances and violations of laws, ordinances and regulations adversely affecting the use and occupancy of the Demised Premises, except those presently of record including mortgages and trust deeds and those that may be specified herein. Tenant agrees to deliver to the Landlord physical possession of the Demised Premises, including all keys to the Demised Premises, upon the termination or expiration of this Lease or any extension thereof, in as good order, condition, and state of repair as when received by Tenant, reasonable wear and tear thereof and damage by fire, acts of God or the elements excepted.

     Article 7.
     ----------

     7.1 Minimum Rent. The Tenant agrees to pay the Landlord at such address as shall from time to time be designated by Landlord, as minimum rental during the initial term of this Lease without right of offset or deduction, the sum of.

         1st Lease Year    $19,547.00/month   $234,564.00/year Net/Net/Net
         2nd Lease Year    $19,547.00/month   $234,564.00/year Net/Net/Net
         31d Lease Year    $19,547.00/month   $234,564.00/ycar Net/Net/Net
         4th Lease Year    $21,050.00/month   $252,600.00/year Net/Net/Net
         5th Lease Year    $21,050.00/month   $252,600.00/year Net/Net/Net
         6th Lease Year    $21,050.00/month   $252,600.00/year Net/Net/Net
         7th Lease Year    $22,669.00/month   $272,028.00/year Net/Net/Net
         8th Lease Year    $22,669.00/month   $272,028.00/year Net/Net/Net
         9th Lease Year    $22,669.00/month   $272,028.00/year Net/Net/Net
         10th Lease Year   $24,412.00/month   $292,944.00/year Net/Net/Net

     Minimum rental shall be payable monthly, in advance, without demand on the first day of each calendar month throughout the I-ease term. Should Tenant's occupancy of the Demised Premises commence oil any day other than oil the first
(1st) day of the calendar month, the first rental shall be prorated accordingly.

     7.2 Late Penalty. Tenant shall be charged a five percent (5%) late fee on all rental payments (minimum and/or additional) which are received by Landlord more than ten (10) days after their due date. Such late fee shall compensate Landlord for (i) the costs attributable to providing notice of delinquency; and
(ii) the expense of servicing the mortgage loan on Landlord's Building from alternative funds. In addition, any rental payments which are not paid within twenty (20) days of their due date shall bear interest thereafter at the rate of one and one-quarter percent (1-1/4%) per month, or the highest rate permitted by law, whichever is lower, until paid.

     Article 8. SIGNS. With the prior written approval of Landlord, which approval shall not be unreasonably withheld, Tenant shall have the right and privilege to place on the building or Demised Premises signage necessary for the operation of Tenant's business. Such sign installation shall not adversely affect or damage the physical structure of the building, nor detract from the overall harmony of the building and the Great Lakes Business Park development. All such signs must conform with the codes and regulations of West Valley City arid adhere to the signage criteria for the development.

     Upon the expiration or termination of the lease, the Tenant shall remove all signage installed by Tenant and repair any damaged areas on the building or Demised Premises caused thereby, to a condition acceptable to the Landlord.

     Article 9. ALTERATIONS AND IMPROVEMENTS. Tenant shall have the right, subject to Landlord's prior written approval, to make non-structural alterations, additions, or improvements (hereinafter collectively referred to as "improvements") to the interior of the Demised Premises, which approval shall not be unreasonably withheld. Said improvements arid additions shall be accomplished at Tenant's sole cost and expense and shall be made in compliance with all building codes and ordinances, laws, and regulations applicable to the Demised Premises. Tenant shall cause all improvements to be accomplished in a good workmanlike manner using the same quality and finish to match existing. Landlord shall have the right, but not the obligation, to require Tenant's removal of said improvements at the expiration or termination of the Lease, including restoration of the Demised Premises, to its original state of improvement and configuration, ordinary wear arid tear, and acts of God excepted.

     Tenant shall keep the Demised Premises free from any liens arising out of any work performed, material furnished or obligation incurred by or for Tenant or any person or entity claiming through or under Tenant. In the event that Tenant shall not, within thirty (30) days following the imposition of any such lien, cause the same to be released by payment or posting of a bond, Landlord shall have the fight, but not the obligation, to cause such lien to be released by such means as Landlord deems proper, including payment of the claim giving rise to such lien, All such sums paid and all expenses incurred by Landlord in connection therewith shall be due arid payable to Landlord by Tenant as additional rent within fifteen (15) days of Tenant's receipt of Landlord's invoice.

     Article 10. FIXTURES AND PERSONAL PROPERTY. All fixtures (not including trade fixtures) installed or attached to the Demised Premises by and/or at the expense of Tenant shall become the Property of the Landlord. Any trade fixtures installed in the Demised Premises by and at the expense of the Tenant shall remain the property of the Tenant or Tenant's trade fixture Lessors, and the Landlord agrees that so long as Tenant is not in default hereunder, Tenant or its Lessors shall have the right at any time to remove any and all of its trade fixtures which it may have stored or installed in the Demised Premises. Landlord expressly agrees to waive or subordinate any claim which Landlord may or might have against the trade fixtures and personal property of Tenant in favor of a Lessor who intends to Lease any of the same to Tenant. Tenant shall be required, at the expiration or termination of this Lease Agreement or any extension or renewal thereof, to remove any and all of its trade fixtures which it may have stored or installed in the Demised Premises. Tenant will repair all damage to the Demised Premises occasioned by such trade fixture removal. If Tenant shall holdover beyond lease expiration or lease termination, with Landlord's approval of such holdover, for removal of fixtures and equipment (not to exceed ten (10) days), Tenant shall pay to the Landlord as rental therefore, a sum equal to the prorata portion of the previous monthly rental thereof In the event Tenant has not completed the removal of its fixtures arid equipment arid restoration of the Premises caused thereby, within the ten (10) day period following the expiration or termination of the lease, Landlord shall, in Tenant's behalf and at Tenant's sole and exclusive expense, cause such fixtures and equipment to be removed and the Premises to be restored. Upon completion, the cost of said removal and restoration, plus twenty percent (20%) for overhead and profit, including prorated rental for the period of time required to accomplish such, shall be passed on to Tenant for Tenant's payment to Landlord.

     Article 11. UTILITIES. The Tenant shall pay for all water, heat, gas, electricity, and other costs of utilities connected with, consumed, or used by it in connection with its occupancy of the Demised Premises. Landlord shall cause the natural gas, water, and electrical power utilities to be separately metered to the Demised Premises during the construction of the Tenant Improvements. fit the event that one or more of such utilities or related services shall be supplied to the Demised Premises and to one or more other tenants within the development without being individually metered or measured by any reasonable means to the Demised Premises, Tenant's appropriate proportionate share thereof shall be paid as additional rent based upon Landlord's estimate of Tenant's anticipated usage. Tenant's proportionate share of such utility or related service shall be determined by multiplying the total amount of such utility or service by a fraction, the numerator of which is the floor area of the Demised Premises and the denominator of which is the total floor area of the building or buildings being served. In the event any utility service to the Demised Premises is interrupted or temporarily discontinued for any reason whatsoever, (excluding the gross negligence of the Landlord), Landlord shall not be liable therefor to Tenant. The rent required to be paid hereunder shall not be abated as a result thereof, and Tenant waives any claims it might otherwise have against Landlord as a result of any such interruption or discontinuation.

     Article 12. MAINTENANCE AND REPAIRS. It is understood and agreed that the Landlord shall, at its sole cost and expense, keep and maintain, during the term of the Lease Agreement or any extension or renewal thereof, the foundations, roof replacement (excluding roof maintenance and repair) and structural support portion of the improvements in proper condition and in a good state of repair. Landlord shall provide a one (1) year construction warranty on the building and interior improvements commencing with Landlord's completion of the construction work defined in Article 2 hereinabove. Landlord shall not be responsible for any maintenance or repair caused by the fault or neglect of the Tenant, or due to hazards and risks covered or required to be covered by insurance hereunder except as insurance proceeds are available therefor. All other maintenance and repair of said structure, including but not limited to, painting of walls, and maintenance, repair and replacement of equipment, shall be the responsibility of the Tenant.

     It is understood and agreed that should either party to this Agreement fail or refuse to start and to proceed thereafter with due diligence to make any repairs or maintenance as may be reasonably necessary for the purpose of fulfilling the terms and conditions of the agreements herein set forth within a reasonable length of time (not to exceed seven (7) days) after being notified in writing of the need thereof, that the other party hereto may make such repairs at the cost and expense of the party so failing or refusing. In the event of an emergency situation, Tenant may, in its discretion, make emergency repairs without giving written notification to Landlord, and Landlord shall reimburse Tenant in the event that such repairs were the responsibility of the Landlord hereunder and were not due to the fault of Tenant or Tenant's agents. The rights of Tenant hereunder specifically do not include the right to offset or deduct any amounts claimed hereunder from rentals due.

     With prior reasonable verbal notice, Landlord reserves the right to enter upon the Demised Premises (in a manner that will not unnecessarily interfere with the business of Tenant) during business hours at any time to inspect the same and to make necessary repairs to fulfill Landlord's obligation hereunder.

     Article 13. RESTORATION OF DAMAGE. If the Demised Premises are partially damaged by fire, the elements or other casualty, covered by the "all risk" insurance policy referred to hereinabove, Landlord shall promptly repair all damage and restore the Demised Premises to their condition immediately prior to the occurrence of such damage. During the period of reconstruction referred to above, rent payable by Tenant shall ratably abate, based on the percentage of the Demised Premises usable during reconstruction. The term of the Lease shall extend one additional day for each day the entire Demised Premises are not usable due to the reconstruction process.

     If the Demised Premises shall be totally destroyed and/or shall it be determined that more than one hundred eighty (180) days will be required to repair or rebuild the Demised Premises, both Landlord and Tenant shall have the right to terminate this Lease Agreement upon written notice to the other within thirty (30) days of the occurrence at which time this Lease Agreement shall become null and void.

     Article 14. EMINENT DOMAIN. If, during the term hereof, or any renewal term, the entire Demised Premises shall be taken for any public or quasi-public use under any governmental law, ordinance or regulation, or by right of eminent domain, this Lease and all right, title and interest of Tenant hereunder shall cease and come to an end on the date of vesting of title pursuant to such proceeding, or upon the date Tenant is dispossessed under an order of immediate occupancy, whichever first occurs. If less than all of the Demised Premises shall be taken for any public or quasi-public use under any governmental law, ordinance or regulation, by right of eminent domain, and conditioned upon Tenant's reasonable ability to conduct its business operation as intended, this Lease shall not terminate, but the rent payable hereunder during the unexpired portion of this Lease shall be reduced to such extent as may be fair and reasonable under all of the circumstances. In any taking of the Demised Premises or any part thereof, whether or not this Lease is terminated as provided in this Paragraph, the parties hereto may claim and shall be entitled to receive an award or compensation therefor in accordance with their respective legal rights and interests.

     Article 15. DEFAULT IN PAYMENT OF RENT OR ABANDONMENT. In the event of default by Tenant in the performance of its obligation to pay rent hereunder, or in the event Tenant shall vacate or abandon the Demised Premises, or in the event Tenant, or any guarantor hereunder, shall be adjudicated as bankrupt for the benefit of creditors, or enter into an arrangement or participate voluntarily or involuntarily in any bankruptcy or related proceeding under Federal or State Law, Landlord shall have the light to terminate this Lease and to re-enter the Demised Premises or any part thereof with or without process of law, or Landlord, at his option, without terminating this Lease, shall have the right to re-enter the Demised Premises and sublet the whole or any part thereof, for the account of the Tenant, upon as favorable terms and condition as the market will allow. In the latter event, the Landlord shall have the right to collect any rent which may thereafter become payable under such sublease and to apply the same first to the payment of any expenses incurred by the Landlord in the dispossessing the Tenant and in Subletting the Demised Premises, and Landlord may charge interest at the rate equal to one percentage point higher than the prime bank rate of Key Bank of Utah in Salt Lake City, which rate shall vary from time to time as the prime bank rate varies, per annum on such expenses; and, second, to the payment of the rental herein reserved and the fulfillment of' tenant's covenants hereunder, and the Tenant shall be liable for amounts equal to the installments of rent as they become due, less any amounts actually received by the Landlord and applied on account of rental as aforesaid. The Landlord shall not be deemed to have terminated this Lease by reason of taking possession of the Demised Premises unless written notice of such termination has been served on the Tenant.

     Article 16. OTHER DEFAULTS BY TENANT. It is mutually agreed that if the Tenant shall default in performing any of the terms or provisions of this Lease Agreement other than as provided in the preceding Article, and if the Landlord shall give to the Tenant notice in writing of such default, and if the Tenant shall fail to cure such default within thirty (30) days after the date of receipt of such notice, or if the default is of such a character as to require more than thirty (30) days to cure, and if Tenant shall fail to use reasonable diligence in curing such default, then in such applicable event the Landlord may cure such default for the account of and at the cost and expense of Tenant, plus interest at the rate equal to one percentage point higher than the prime bank rate of Key Bank of Utah, in Salt Lake City, which rate shall vary from time to time as the prime bank rate varies, per annum, and the sum so expended by the Landlord and interest shall be deemed to be additional rent and on demand shall be paid by the Tenant on the day when rent shall next become due and payable. Failure to pay any additional rent as provided in this Article shall be deemed a failure to pay rent within the meaning of Article 15.

     Article 17. QUIET ENJOYMENT. Landlord represents and warrants that it has full right and authority to enter into this Lease. Tenant, upon paying all rentals and performing all the Tenant's covenants, terms and conditions in this Lease Agreement, shall and may peaceably and quietly hold and enjoy the Demised Premises for the term of this Lease Agreement. Tenant understands that other persons and entities conduct businesses or reside near the Demised Premises. Tenant covenants and agrees to conduct its business in such a manner as to not unreasonably interfere with the occupants of surrounding properties.

     Article 18. WAIVER . No delay or omission by either party hereto to exercise any right or power accruing upon any noncompliance or default by the other party with respect to any of the terms hereof shall impair any Such right or power to be construed to be a waiver thereof Subject to the provisions of this Article, every such right arid power may be exercised at anytime during the continuance of such default, It is further agreed that a waiver by either of the parties hereto of any of the covenants and agreements hereof to be performed by the other shall not be construed to be a waiver of any Succeeding breach thereof or of any other covenants or agreements herein contained.

     Article 19. ATTORNEY'S FEE. In the event of any action at law or inequity between Landlord and Tenant to enforce any of the provisions and/or rights hereunder or to recover damages for breach hereof, the unsuccessful party to such litigation covenants and agrees to pay to the successful party all costs and expenses, including reasonable attorney's fees, incurred therein by such successful party, arid if Such successful party shall recover judgment in any such action or proceeding, such costs and expenses and attorney's fees shall be included in and as a part of such judgment.

     Article 20. NOTICES. Any notices or demand required or permitted to be given under this Lease Agreement shall be deemed to have been properly given when, and only when, the same is in writing and has been deposited in the United States Mail, with postage prepaid, to be for-warded by certified mail and addressed as follows:

         TO THE LANDLORD AT:                 NP#2, LLC
                                             c/o S-PM, Inc.
                                             90 East 7200 South, Suite 200
                                             Salt Lake City, Utah 84047
                                             801-255-4704

         TO THE TENANT AT:                   Laser Corporation
                                             2417 South Lake Superior Place
                                             West Valley City, Utah 84119
                                             801-972-1311

Such addresses may be changed from time to time by either party by serving notices as above provided.

     Article 21. SUBORDINATION. This Lease shall be subject and subordinate to all mortgages or trust deeds which may now or hereafter affect the real property comprising the Demised Premises, and also to all renewals, modifications, consolidations and replacements of said mortgages and Trust Deeds. Although no instrument or act on the part of Tenant shall be necessary to effectuate such subordination, Tenant will, nevertheless, execute and deliver in a prompt and diligent manner such further reasonable instruments confirming such subordination of this Lease as may be reasonably desired by the holders of said mortgages or trust deeds.

     Article 22. ASSIGNMENT AND SUBLEASING. With the specific prior written consent of Landlord first obtained, Tenant can, at any time, assign this Lease or sublet all or any portion of the Demised Premises Landlord's consent shall not be unreasonably withheld. Any purported assignment or sublease without Landlord's prior written approval shall be null and void and of no force and effect whatsoever. Tenant shall have the right to sublease all or portions of the Demised Premises to subsidiaries of Tenant without the specific written consent from Landlord. Tenant shall provide written notice to Landlord of any Sublease to a subsidiary.

     Article 23. SCOPE OF THE AGREEMENT. This Lease Agreement shall be considered to be the only agreement between the parties hereto. All negotiations and oral agreements acceptable to both parties are included therein.

     Article 24. OBLIGATIONS OF SUCCESSORS. Landlord and Tenant agree that all of the provisions hereof are to be construed as covenants and agreements as though the words importing such covenants and agreements were used in each separate paragraph hereof, and that all of the provisions hereof shall bind and inure to the benefit of the parties hereto, and their respective heirs, legal representatives, successors and assigns.

     Article 25. HOLDOVER. If, at the expiration or termination of this Lease or any extension thereof', Tenant shall hold over for any reason, if Landlord consents to the holding over, the tenancy of Tenant thereafter shall be from month to month only and shall, in the absence of a written agreement to the contrary, be subject to all the other terms and conditions of this Lease with the monthly rental adjusted to One Hundred Fifty Percent (150%) of the monthly rental for the last month of the primary Lease term or subsequent Lease renewal terms.

     Article 26. PARKING. The plans and specifications for the construction of the Demised Premises, as approved by the parties, depict adjacent parking for the non-exclusive use of Tenant. Such parking and maintenance thereof shall remain under the control of Landlord (subject to reimbursement as hereinafter set forth) and Landlord shall have the right from time to time to publish reasonable nondiscriminatory regulations for Tenant's use of the parking, with which regulations Tenant covenants to comply. Tenant shall have the right to the non-exclusive use of up to seventy (70) parking spaces adjacent to the Demised Premises.

     Article 27. GREAT LAKES BUSINESS PARK DEVELOPMENT. The parties acknowledge that Exhibit "A" hereto contains a proposed site plan for Landlord's entire construction project to be known as Great Lakes Business [lark (hereinafter referred to as the "Development"). Tenant acknowledges that the site plan for the Development is subject to change and that Landlord may construct the Development in a totally different configuration or may not develop certain portions. During or after construction of the Development, Landlord reserves the fight to sell the Development or portions thereof as developed with buildings or as undeveloped property. The parties understand that in the event of Landlord's sale of portions of the property developed as an integral part of the Development, prior to such sale, Landlord shall place cross easement, access and parking easements, suitable to Landlord upon released and unreleased portions of the Development to facilitate its continued integral use. Common Area Maintenance provisions contained in the next immediate paragraphs of this Lease shall be Unaffected by any such partial sale and the Landlord shall exercise his best efforts to ensure the parking and common areas of the entire Development, as built, will be under common management.

     Article 28. COMMON AREAS. Areas within the outer property lines of the Development as delineated oil the plat attached hereto marked Exhibit "A," exclusive of areas therein specified or as built 1'or leasing to Tenants shall be known as Common Areas, as shall all other areas from time to time designated by Landlord for use as part of the Development. Landlord covenants and agrees at its sole cost and expense to improve said Common Areas by installing and constructing thereon parking lots, access roads, pedestrian walkways, sidewalks, exterior canopies, delivery and landscaped areas and lighting Facilities to the extent to which Landlord shall determine to be necessary. Said Common Areas shall be available for the common use of all Landlord's Tenants in the

Development, their employees, customers and invitees. Notwithstanding anything elsewhere herein contained, Landlord reserves the tight from time to time to make reasonable changes in, additions to and deletions from the Common Areas and the purposes to which the same may be devoted, and the use of Common Areas shall at all times be subject to such reasonable rules and regulations as may be promulgated by Landlord.

     Article 29. COMMON AREA MAINTENANCE. Landlord will regularly maintain or cause to be regularly maintained in a first class manner the Common Areas and Tenant will reimburse Landlord for Tenant's prorata share of the cost of such maintenance as hereinafter provided.

     (a) Common area maintenance costs and expenses shall be determined in accordance with generally accepted accounting principles consistently applied and allocated to any particular calendar year on the accrual method of accounting. Such costs and expenses shall include, but shall not be limited to upkeep, exterior painting, repairs, replacements and improvements in the Common Areas, snow removal, sweeping and cleanup, depreciation allowance on any machinery and equipment owned by Landlord and used in connection therewith, payroll and payroll costs, utility services including fire line water service charges, police protection, night watchmen, premiums for public liability, property damage and fire insurance including the Common Areas, any real estate tax and/or tax consultant expense incurred for the purpose of maintaining equitable tax assessments on the Development, all property taxes or assessments levied or assessed against all Common Areas, which, if not separately assessed, shall be determined, for land, by the ratio of land area designated for Common Area use to the total land area in the Development and, for improvements on a fair and equitable allocation among the various improvements in the Development, giving weight to the factors which determine the amount of the real property tax or assessment in question. In addition, such costs shall include administrative costs equal to ten percent 10%) of the total cost paid or incurred by Landlord under this paragraph.

     (b) Tenant shall pay as additional rent to Landlord, Tenant's prorata share of such common Area expenses in the following manner:

     (1) From and after the date the minimum rental provided for herein has commenced, but Subject to adjustment as hereinafter in this Subparagraph (1) provided, Tenant shall pay Landlord in advance on the first day of each calendar month during the term of this Lease an estimated and adjustable monthly amount covering Tenant's proportionate share of common area services and expenses, which amount may be adjusted by Landlord by notice to Tenant at the end of any calendar month on the basis of Landlord's experience and reasonably anticipated costs. (See Lease Rider "A" Building Expenses attached hereto and incorporated herein.)

     (2)  Within  thirty  (30) days  following  the end of each  calendar  year,
Landlord shall furnish Tenant a statement covering the calendar year just expired, showing the total operating costs, the amount of Tenant's prorata share Of Such Common area expenses for such calendar year and the payments made by Tenant with respect to such calendar year as set forth in subparagraph (b) 1. If Tenant's prorata share of such common area expenses exceeds Tenant's payments so made, Tenant shall pay Landlord the deficiency within ten (10) days after receipt of such statement. If said payments exceed Tenant's prorata share of such common area expenses, Tenant shall be entitled to offset the excess against payments next thereafter to become due Landlord as set forth in said subparagraph (b) 1. Tenant's prorata share of the total common area expenses for the previous calendar year shall be that portion of all such expenses Which is equal to the proportion which the number of square feet of gross leasable area in the Demised Premises bears to tire total number of square feet of gross leasable area of buildings in the entire Development which are from time to time completed as of the commencement of each calendar year.

     There shall be appropriate adjustment of Tenant's share of the common area expenses as of the commencement an(] expiration of tire term of this Lease. The term "Gross Leasable Area", as used herein, shall be deemed to mean arid include all fully enclosed areas for the exclusive use arid occupancy by occupant, measured from the exterior surface of exterior walls (and from the extensions thereof, in the case of openings), including warehousing or storage areas, clerical or office areas, mezzanines or the second levels of any spaces arid employee areas. "Gross Leasable Area" shall not include docks, areas for truck loading and unloading nor any utility and/or mechanical equipment vaults or rooms (to the extent which facilities lie outside exterior building lines).

     Anything to the contrary notwithstanding, in the event Landlord or his designated agent do not maintain the entire common area in the Development, then and in that event, for the length of time such condition may exist, Landlord's responsibility shall only be towards the maintenance and repair of those portions of tire common area not maintained by others, and the "expense in connection with said common areas" shall only refer to such areas maintained by Landlord. In this event, Tenant's proportionate share of the expenses shall be determined on the basis of the proportion of such expenses which the number of square feet of gross leasable area in the Demised Premises bears to the total number of square feet of gross leasable area of buildings in tire entire Development which are from time to time completed as of the commencement of each calendar year, exclusive of the area occupied and maintained by others.

     Article 30. SECURITY DEPOSIT. Tenant shall pay an amount equal to last months rent at the time of signing this Lease and in addition, on February 1, 1999, Tenant shall pay an amount equal to first months rent. The amount equal to first months rent shall be applied to the first full month of the Lease term. The amount equal to last months rent shall be held by Landlord as security for the faithful performance of Tenant throughout the Lease term. The security deposit shall be refundable to Tenant at the end of the Lease term upon Tenant's satisfactory performance throughout the Lease term.

     Article 31. FORCE MAJEURE. In the event that either party hereto shall be delayed or hindered in or prevented from the performance of any act required hereunder by reason of strikes, lockouts, labor troubles, inability to procure materials, failure of power, restrictive governmental laws or regulations, riots, insurrection, war or other reason of a like nature not the fault of the party delayed in performing work or doing acts required under the terms of this Lease, then performance of such act shall be excused For tire period of the delay arid the period for the performance of any such act shall be extended for a period equivalent to the period of such delay. The provisions of this Section shall not operate to excuse Tenant from prompt payment of rent or any other payments required by the terms of this Lease.

     Article 32. ESTOPPEL CERTIFICATE. Within ten (10) days after request therefor by Landlord, or in the event that upon any sale, assignment or hypothecation of the demised premises and/or the land thereunder by Landlord, an estoppel statement shall be required from Tenant, Tenant agrees to deliver to any proposed mortgagee or purchaser, or to Landlord, in recordable form a certificate certifying (if such be the case) that this Lease is in full force and effect and that there are not defenses or offsets thereto, or stating those claimed by Tenant.

     Article 33. LEASE RENEWAL OPTION. Landlord hereby grants Tenant the right and option to renew this Lease for one (1) additional and successive five (5) year period under the same Lease terms and conditions, subject to an adjustment of rental described below. To exercise this Lease renewal option, Tenant must provide written notice to Landlord stating Tenant's desire to renew this Lease at least one hundred twenty (120) days prior to the expiration of the primary Lease term. Tenant must be current under all Lease terms and conditions for the Lease renewal right and option to be effective.

     The rental for the Lease renewal term shall be at "Market Rent" which is being experienced at the time Tenant notifies Landlord of its intent to renew the lease. Landlord and Tenant shall agree on the lease renewal (rental) within thirty (30) days after Tenant's notice to renew the Lease, or Tenant's lease renewal option shall become null and void.

     The term "Market Rent" shall mean the annual amount per square foot that a willing, comparable Tenant would pay and a willing, comparable, Landlord of a comparable building in the immediate area would accept at arms length, giving appropriate consideration to the annual rental rate per rentable square foot, brokerage commissions, if any, length of lease term, size and location of premises being leased, and other generally applicable terms and conditions of tenancy for a similar space and occupant.

     Article 34. The submission of this Lease for examination does not constitute a reservation of or option for the Demised Premises and this Lease becomes effective as a Lease only upon execution and delivery thereof by Landlord to Tenant.

                      (Signature blocks on following page.)

IN WITNESS WHEREOF, the Landlord and Tenant have duly executed and affixed their respective seals to this Lease Agreement on the day and year first above written.

         LANDLORD:                    NPH2, LLC
                                      a Utah limited liability company

                                         /s/ F.C. Stangl III
                                      By ------------------------
                                      F.C. Stangl III
                                      Manager




         TENANT:                      LASER CORPORATION
                                      a Utah corporation

                                         /s/ B. Joyce Wickham
                                      By -----------------------
                                      B. Joyce Wickham
                                      President/CEO



         Attached hereto and incorporated herein:
         Lease Rider "A"      -  Building Expenses
         Exhibit "A"          -  Development Site Plan
         Exhibit "B"          -  Building Plan
         Exhibit "B1"         -  Preliminary Floor Plan
                              -  October 14, 1998 Written Proposal
                              -  November 25, 1998 Written Proposal - "Revised"






459956

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                                 LEASE RIDER "A"

                                BUILDING EXPENSES
                                -----------------

     With reference to Tenant's appropriate proportionate share of property tax, insurance expenses and common area service expenses as defined in the Lease Agreement, Tenant hereby agrees to pay, as additional monthly rental, THREE THOUSAND THREE HUNDRED DOLLARS AND NO CENTS ($3,300.00) to be paid monthly, in advance, along with the monthly rental previously stated in Lease ARTICLE 7. Minimum Rent. The above stated fee is an estimated and adjustable fee for such expenses and services. At the end of each calendar year, Landlord shall furnish a statement to Tenant defining what the actual tax, insurance and common area expenses are for the calendar year just expired, stating what Tenant's appropriate proportionate share of such expenses are and compare such to that amount which has been prepaid by Tenant, If Tenant's proportionate share of such expenses exceeds Tenant's payments so made, Tenant shall pay Landlord the deficiency within ten (10) days after receipt of said statement. If Tenant's prepaid payments exceed Tenant's proportionate share of such expenses, the excess shall be applied against future payments for such expenses. Tenant shall have the right, with ten ( 10) days prior written notice to Landlord, to review Landlord's property tax, insurance expense records for the Subject development of which the Demised Premises is a part.

Landlord's Initials                                  Tenant's Initials


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